Exhibit (g) (v)

FMI FUNDS, INC.
FIFTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIFTH AMENDMENT dated as of the 20th day of December, 2013, to the Custody Agreement dated as of September 21, 2010, as amended December 31, 2010, December 16, 2011, December 21, 2012 and February 28, 2013 (the "Agreement"), is entered into by and between FMI Funds, Inc., a Maryland corporation (the "Company") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the reorganization of the FMI Common Stock Fund into the Company was approved by the shareholders on November 25, 2013 and shall be effective January 31, 2014; and

WHEREAS, the Company and the Custodian desire to amend the list of funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.	U.S. BANK, N.A.

By: /s/ John S. Brandser	By: /s/ Michael R. McVoy

Name: John S. Brandser	Name: Michael R. McVoy

Title: Vice President	Title: Senior Vice President

Amended Exhibit C
to the
Custody Agreement
Fund Names

Separate Series of the FMI Funds, Inc.

Name of Series
FMI Large Cap Fund
FMI International Fund
FMI Common Stock Fund (effective on or after January 31, 2014)